===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Lyondell Chemical Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

[LOGO OF LYONDELL]



LYONDELL
CHEMICAL
COMPANY



Notice of
Annual Meeting
of Stockholders
to be held
on May 4, 2000
and Proxy Statement



                    PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY PROMPTLY

                           Lyondell Chemical Company
                        1221 McKinney Street, Suite 700
                             Houston, Texas 77010

April 10, 2000


Dear Stockholder:

     The 2000 Annual Meeting of Stockholders will be held on Thursday, May 4, 2000, beginning at 10:00 a.m. in the Company's General Assembly Room, 42/nd/ Floor, One Houston Center, 1221 McKinney, in Houston, Texas. This booklet includes the Notice of the Meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. In addition to the two regularly scheduled items, we have been advised that a shareholder may submit a proposal relating to the manner by which the Company tallies votes.

     It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.


Sincerely yours,



/s/ Dan F. Smith
--------------------------------------
Dan F. Smith
President and Chief Executive Officer

                           Lyondell Chemical Company

                   Notice of Annual Meeting of Stockholders

                                  May 4, 2000

To the Stockholders:

     The Annual Meeting of Stockholders of Lyondell Chemical Company will be held in the Company's General Assembly Room, 42/nd/ Floor, One Houston Center, 1221 McKinney, in Houston, Texas, on Thursday, May 4, 2000, for the following purposes, as more fully described in the attached Proxy Statement:

     (1) To elect seven directors to serve until the 2001 Annual Meeting of Stockholders or until their earlier resignation or removal;

     (2) To ratify the appointment of PricewaterhouseCoopers LLP, independent auditors, as the Company's auditors for the year 2000;

     (3)  To vote on a stockholder proposal, if presented by its proponent; and

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 10, 2000, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     Please read the Proxy Statement, then complete, sign and date the form of proxy and return it in the enclosed self-addressed postpaid envelope.


BY ORDER OF THE BOARD OF DIRECTORS,


/s/ Gerald A. O'Brien
------------------------------
Gerald A. O'Brien                                 Houston, Texas
Secretary                                         April 10, 2000

                           Lyondell Chemical Company
                              1221 McKinney Street
                                   Suite 700
                              Houston, Texas 77010
                               _________________

                                PROXY STATEMENT
                                 April 10, 2000
                               _________________

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of Lyondell Chemical Company ("Lyondell" or the "Company"). When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors of the Company. As to other items of business that may come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment. It is expected that proxy materials will be mailed to stockholders beginning on or about April 10, 2000.

                               VOTING PROCEDURES

     Holders of record of Common Stock at the close of business on March 10, 2000, will be entitled to one vote per share. The Company had 117,559,603 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular matter.

          The directors will be elected by a plurality of the shares of Common Stock cast in person or represented by proxy at the meeting. Adoption of the proposal to ratify the appointment of the independent auditors and any other proposals to be considered at the meeting will require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting. A shareholder proposal regarding the treatment of "abstentions" in the tabulation of votes may be presented at the Annual Meeting and is discussed under the heading "Proposal 3".

     Abstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote against the ratification of the appointment of the independent auditors and against the shareholder proposal, if submitted. Broker non-votes are not considered "shares present" with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the meeting; accordingly, broker non-votes will not affect the outcome with respect to the ratification of the appointment of the independent auditors or approval of the shareholder proposal.

     The Company's 401(k) and Savings Plan, in which employees, including executive officers, have account balances, permits plan participants to direct the plan trustees on how to vote the Common Stock allocated to their accounts. The trustee will vote all shares of Common Stock for which no participant directions are received as directed by such Plan's Benefits Administrative Committee, which is made up of certain executive officers of the Company. Similarly, the trustee will vote all shares of Common Stock held in benefits plans of the Company's subsidiaries for which no participant directions are received as directed by each plan's Benefits Administrative Committee, which may be made up of certain executive officers of the Company.

     A proxy may be revoked by a stockholder at any time prior to the time it is voted by giving notice of such revocation in writing to the Secretary of Lyondell, by submitting another valid proxy bearing a later date or by voting in person at the meeting.

                            PRINCIPAL STOCKHOLDERS

     The table below sets forth certain information as of March 6, 2000, regarding the beneficial ownership of Common Stock by persons known by the Company to beneficially own more than five percent of its outstanding shares of Common Stock. Information in the table and footnotes is based on the most recent respective Statement on Schedule 13G or 13D or amendment thereto filed by such persons with the Securities and Exchange Commission (the "SEC"), except as otherwise known to the Company.

                                                                                      Percentage
                                                                        Number of     of Shares
                           Name and Address                              Shares      Outstanding
                           ----------------                            -----------  --------------
              AXA Financial, Inc. (a)................................   16,412,800           14.0%
              1290 Avenue of the Americas
              New York, New York  10104

              Franklin Resources, Inc.(b)............................   12,190,000           10.4%
              777 Mariners Island Blvd., San Mateo, CA 94404

              Barrow, Hanley, Mewhinney & Strauss, Inc. (c)..........   10,779,670            9.2%
              3232 McKinney Avenue, 15/th/ Floor
              Dallas, Texas   75204-2429

              J.P. Morgan & Co. Incorporated (d).....................   10,540,880            9.0%
              60 Wall Street, New York, New York  10260

              Sanford C. Bernstein & Co., Inc.(e)....................    8,499,746            7.2%
              767 Fifth Avenue, New York, New York 10153

              UBS AG(f)..............................................    6,251,574            5.3%
              Bahnhofstrasse 45, 8021, Zurich, Switzerland

_________
(a)  AXA Financial, Inc. ("AXA") is the parent holding company of subsidiaries:
     Alliance Capital Management, which has sole voting power over 5,428,700 shares, shared voting power over 9,882,000 shares and sole dispositive power over 15,610,100 shares, all of which are held on behalf of clients in discretionary investment advisory accounts; Donaldson, Lufkin & Jenrette Securities Corporation, which has shared dispositive power over 2,400 shares; and The Equitable Life Assurance Society of the United States, which has sole voting and dispositive power over 800,300 shares.

(b) Franklin Resources, Inc. ("FRI") (together with its principal shareholders, Charles B. Johnson and Rupert H. Johnson, Jr.) may be deemed the beneficial owner of 12,190,000 shares of Common Stock held in accounts advised by direct and indirect investment advisory subsidiaries of FRI and over which these subsidiaries have sole voting and dispositive power, including 9,617,200 shares over which FRI's advisory subsidiary Templeton Global Advisors Limited has sole voting and dispositive power. FRI, the principal shareholders and each of FRI's investment advisory subsidiaries disclaim beneficial ownership with respect to such shares.

(c) Barrow, Hanley, Mewhinney & Strauss, Inc. ("Barrow") is an investment advisor with sole voting power over 7,849,190 shares, shared voting power over 2,930,480 shares and sole dispositive power over 10,779,670 shares of Common Stock held in accounts of certain of Barrow's clients.

(d) J.P. Morgan & Co. Incorporated ("Morgan") is the parent holding company of subsidiaries Morgan Guaranty Trust Company of New York (a bank), J.P. Morgan Investment Management, Inc. and J.P. Morgan Florida Federal Savings Bank (both investment advisors), Morgan Capital Corporation and Morgan Bank Tokyo. Morgan is the beneficial owner of 10,540,880 shares of Common Stock, including 8,211,080 shares over which it has sole voting power and 10,353,280 shares over which it has sole dispositive power, and virtually all of which are held by outside persons who have the right to receive dividends thereon and the proceeds from the sale thereof.

(e) Sanford C. Bernstein & Co., Inc., an investment advisor, has sole voting power over 5,181,751 shares and shared voting power over 599,868 shares, and has sole dispositive power over 8,499,746 shares.

(f) Brinson Partners, Inc. ("BPI"), an indirect wholly owned subsidiary of UBS AG, is an investment advisor with sole voting and shared dispositive power over 6,052,274 shares of Common Stock. UBS AG may be deemed to be the beneficial owner of 6,250,574 shares (which include the shares beneficially owned by BPI), 6,226,574 shares over which it has sole voting power and 6,251,574 shares over which it has shared dispositive power. Both BPI and UBS AG disclaim beneficial ownership with respect to all such shares.


                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock owned beneficially as of March 1, 2000, by each director or nominee, each of the executive officers named in the Summary Compensation Table (the "named executive officers") and by all directors and executive officers as a group. As of March 1, 2000, the percentage of shares of Common Stock beneficially owned by any director or nominee, named executive officer or by all directors and executive officers as a group, did not exceed one percent of the issued and outstanding Common Stock. Unless otherwise noted, each individual has sole voting and investment power.

                                                                         Shares of Common Stock
                                                                        Owned Beneficially as of
                                                                           March 1, 2000(a)(b)
                                                                       ---------------------------
     Eugene R. Allspach.............................................             25,500
     Carol A. Anderson..............................................              6,861(c)
     William T. Butler..............................................             11,616
     Travis Engen...................................................             14,331
     Morris Gelb....................................................             67,655
     Stephen F. Hinchliffe, Jr......................................             23,859(d)
     Dudley C. Mecum II.............................................              4,290
     Jeffrey R. Pendergraft.........................................            120,550(e)
     Dan F. Smith...................................................            351,141
     Paul R. Staley.................................................             22,774
     Debra L. Starnes...............................................            111,994(f)
     All directors and executive officers as a group (14)...........            852,124(g)

________
(a) Includes shares held by the trustees under the Lyondell 401(k) and Savings Plan for the accounts of participants as of December 31, 1999.

(b) The amounts shown for the named executive officers include shares that (i) are restricted shares that are not fully vested, (ii) shares acquired under the Company's Dividend Reinvestment Plan and (iii) shares that may be acquired within 60 days through the exercise of stock options. Those shares that may be acquired through the exercise of stock options include: Mr. Smith, 186,667; Mr. Pendergraft, 76,967; Mr. Gelb, 30,567; Ms. Starnes, 49,033; and all executive officers as a group, including those just named, 370,120. The amounts shown for the directors include restricted shares that are not fully vested.

(c) Does not include 100 shares held by a trust of which Ms. Anderson is an indirect beneficiary, and as to which she disclaims beneficial ownership.

(d) Does not include 1,000 shares held by a trust of which Mr. Hinchliffe is a trustee, as to which shares he disclaims beneficial ownership.

(e) Does not include approximately 1,553 shares owned by Mr. Pendergraft's spouse, as to which shares he disclaims beneficial ownership.

(f) Does not include approximately 8,995 shares owned by Ms. Starnes' spouse, as to which shares she disclaims beneficial ownership.

(g) Does not include the approximately 11,648 shares owned by family members of certain directors and executive officers and trusts, as to which shares beneficial ownership is disclaimed.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     SEC regulations related to compliance with Section 16(a) of the Exchange Act require the following disclosure: Lyn Stanton, an officer of the Company, failed to file on a timely basis one report on Form 4 relating to a purchase transaction involving 2,000 shares of Common Stock of the Company directly owned by him.

     Except as described above, to the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that such reports accurately reflect all reportable transactions and holdings, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.


                              BOARD OF DIRECTORS

Directors' Meetings

     An annual meeting of the Board of Directors is held each year in conjunction with the annual meeting of stockholders for the purposes of the organization of committees, election or appointment of officers and the transaction of other business. Regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine. Special meetings may be called by the Chairman of the Board of Directors, the President or a majority of the directors in office. The Company's By-Laws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing. During 1999, the Board of Directors held nine meetings. All of the Company's incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and committees on which they served during 1999.

Audit Committee

     The Audit Committee of the Board of Directors was established for the general purpose of reviewing the adequacy of and promoting continued emphasis on integrity of the Company's internal controls, maintaining communications between the Board of Directors and external and internal auditors, and initiating special investigations as deemed necessary. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. No member of the Audit Committee is an officer or employee of the Company. The Audit Committee held five meetings during 1999. The Audit Committee currently comprises Messrs. Frank Savage (who will not stand for re-election as director), Staley and Mecum. Mr. Mecum serves as Chairman.

Compensation Committee

     The Compensation Committee of the Board of Directors makes recommendations to the Board of Directors as to management succession plans, determines appropriate policy for the Company's pay and benefit programs for executive officers and senior management and reviews the performance of the Chief Executive Officer. The Committee also reviews pay and benefit programs for the Company's joint ventures. No member of the Committee is an officer or employee of the Company and no member is eligible to participate in any benefit plan of the Company that is administered by the Committee. The Compensation Committee held six meetings during 1999. The Compensation Committee currently comprises Messrs. Butler, Engen and Hinchliffe. Mr. Hinchliffe serves as Chairman.

Corporate Governance and Responsibility Committee

     The Corporate Governance and Responsibility Committee considers and makes recommendations to the Board of Directors as to the number of directors to constitute the whole Board, the selection criteria for membership and the names of persons whom it concludes should be considered for membership on the Board of Directors. The Corporate Governance and Responsibility Committee also recommends matters relating to committee assignments and the roles and responsibilities of the Board and of the directors in addition to monitoring the Company's legal compliance programs. The Corporate Governance and Responsibility Committee makes determinations on compensation for Non-Employee Directors and is responsible for evaluating the Board's performance and assessing the effectiveness of its structure and governance. The Corporate Governance and Responsibility Committee held three meetings during 1999. The Corporate Governance and Responsibility Committee currently comprises Ms. Anderson and Messrs. Butler and Staley. Mr. Staley serves as Chairman. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Company's By-Laws that are described more fully on page 22 of this Proxy Statement.

Executive Committee

     The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board of Directors, except to the extent of certain exceptions set forth in Delaware law and the Company's By-Laws. The Executive Committee did not meet during 1999. The Executive Committee currently comprises Messrs. Smith, Engen and Butler. Dr. Butler serves as Chairman.


                        CORPORATE GOVERNANCE GUIDELINES

     The Board of Directors has adopted a formal statement of the roles and responsibilities of the Board and has adopted Corporate Governance Guidelines. The following are the statement on roles and responsibilities as well as excerpts from the Guidelines adopted by the Board:

Role of the Board

     The Board of Directors represents the interests of shareholders in perpetuating a successful business and optimizing long-term financial returns. In furtherance of this objective, it is the responsibility of the Board to select management, oversee corporate strategy and performance, and act as a resource to management in matters of planning and policy. The Board also will participate in management's succession planning, including specifically the evaluation of the Chief Executive Officer. To assure success, Board members will act not only as advisors, but also as participants and decision makers in matters of governance and corporate strategy.

     While the Board's primary role is to foster increased shareholder value, the Board also recognizes that the Company has responsibilities to other constituencies, including customers, employees, suppliers, creditors and the communities where it operates--all of whom are essential to a successful business.

Responsibilities of Directors

     Directors owe a duty of care and a duty of loyalty to the Company. Therefore, directors are expected to do the following:

     .    act in the best interests of all shareholders;

     .    exercise informed and independent judgment;

     .    be knowledgeable about the businesses;

     . participate in the development of the Company's mission, aspirations, values and strategies;

     . maintain an understanding of general economic trends and conditions, and trends in corporate governance;

     .    study materials presented for Board consideration;

     . actively participate in an objective and constructive manner in meetings of the Board and its committees; and

     .    assist in representing the Company to the outside world.

Governance Guidelines

     The following is a synopsis of key provisions of the Corporate Governance Guidelines for the Board of Directors:

          Board membership will consist of no more than twelve Board members including no more than two present or former members of Company management.

          Desired characteristics of potential new Board members will be reviewed on at least an annual basis. Potential new Board members may be nominated by any director for screening, selection and recommendation for election by the Board. Invitation to join the Board of Directors will be extended by the Chairman of the Board and the Chairman of the Corporate Governance and Responsibility Committee. New directors will undergo a Company orientation.

          Whether the Chairman of the Board and the Chief Executive Officer positions should be held by separate individuals will be addressed in the best interest of the Company under the circumstances at the time. A lead director may be chosen by outside directors when the Chairman of the Board is an employee of the Company.

          There are no term limits for Board members. Annually, each director will be asked to confirm his or her desire to continue as a member of the Board. The Corporate Governance and Responsibility Committee will review the continued appropriateness of Board membership for directors who change the job responsibilities held when last elected to the Board. Retirement age for Board members is 72.

          Compensation for Board members will be reviewed annually for competitiveness. A portion of the directors' compensation will be in the form of Company stock.

          Performance of the Board will be reported annually to the Board by the Corporate Governance and Responsibility Committee in order to increase the Board's effectiveness.

          The Chief Executive Officer will be evaluated annually by the full Board. The evaluation will be used in considering compensation of the Chief Executive Officer.

          The Chief Executive Officer will provide an annual reporting to the Compensation Committee on succession planning and management development. This information will be shared with the full Board.

                             ELECTION OF DIRECTORS

                             Item 1 on Proxy Card

     Pursuant to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and its By-Laws, the members of the Board of Directors serve for one-year terms, and until their successors are elected and qualified. The Board of Directors has selected the persons listed below as nominees for election to the Board.

     Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the seven nominees listed below. The directors will be elected by a plurality of the shares of Common Stock cast in person or by proxy at the meeting.

     All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

     The Board of Directors recommends that you vote FOR election of each nominee listed below. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

     The following biographical information is furnished with respect to each of the nominees for election at the annual meeting. The information includes age as of March 1, 2000, present position, if any, with Lyondell, period served as director, and other business experience during the past five years.

William T. Butler, 67.............  Dr. Butler was elected Chairman of the Board of Directors of the Company on June 30,
                                    1997. He has served as a director of the Company since his election on December 21, 1988, effective as of January 25, 1989. Dr. Butler has served as Chancellor of Baylor College of Medicine since January 1996. From 1979 until January 1996, he served as President and Chief Executive Officer of Baylor College of Medicine. He is also a director of C. R. Bard, Inc.

                                    Dr. Butler is a member of the Compensation
                                    Committee and the Corporate Governance and Responsibility Committee, and is Chairman of the Executive Committee.

Carol A. Anderson, 53.............  Ms. Anderson was elected a director of the
                                    Company effective December 11, 1998. She has served as Managing Director of TSG International, a subsidiary of The Springland Group, which manages private equity investments in high technology ventures, since April 1998. From 1993 until March 1998, Ms. Anderson served as Managing Director of Merrill International, Ltd., which develops energy projects worldwide. Ms. Anderson is also a director of The Stroh Brewery Co., The Stroh Companies, Merrill International, Ltd. and The GTX.

                                    Ms. Anderson is a member of the Corporate
                                    Governance and Responsibility Committee.

Travis Engen, 55..................  Mr. Engen was elected a director of the
                                    Company effective as of April 1, 1995. He has held his current position as Chairman and Chief Executive of ITT Industries, Inc. (a diversified manufacturing company) since December 1995. From 1991 until December 1995, he served as Executive Vice President of ITT Corporation. He held the position of Senior Vice President of ITT Corporation and President and Chief Executive Officer of ITT Defense, Inc. from

                                    1987 to 1991. Mr. Engen is also a director of Alcan Aluminium, Ltd. and Fundacion Chile.

                                    Mr. Engen is a member of the Compensation
                                    Committee and the Executive Committee.

Stephen F. Hinchliffe, Jr., 66....  Mr. Hinchliffe was elected a director of the
                                    Company on March 1, 1991. Since 1988, he has held his current position of Chairman of the Board and Chief Executive Officer of BHH Management, Inc., the managing partner of Leisure Group, Inc. (a manufacturer of consumer products). Previously, he served as Chairman of the Board of Leisure Group, Inc., which he founded in 1964. Mr. Hinchliffe is also a director of BHH Management, Inc., Leisure Group, Inc. and Relton Corp.

                                    Mr. Hinchliffe is Chairman of the
                                    Compensation Committee.

Dudley C. Mecum II, 65............  Mr. Mecum was elected a director of the
                                    Company on November 28, 1988, effective as of January 25, 1989. Since June 1997, Mr. Mecum has been Managing Director of Capricorn Holdings LLC, a firm specializing in leveraged buyouts. From August 1989 until January 1997, Mr. Mecum was a partner with the merchant banking firm of G. L. Ohrstrom & Company. He served as Group Vice President and director of Combustion Engineering Inc. from 1985 to December 1987, and as a managing partner of the New York region of Peat, Marwick, Mitchell & Co. from 1979 to 1985. He is also a director of Dyncorp, Travelers Property Casualty Corporation, Suburban Propane LLP, Citigroup and CCC Information Services, Inc.

                                    Mr. Mecum is Chairman of the Audit
                                    Committee.

Dan F. Smith, 53..................  Mr. Smith was named Chief Executive Officer of the Company on December 6, 1996, and has served as President of the Company since August 31, 1994. He has served as a director of the Company since October 24, 1988. Since December 1, 1997, Mr. Smith has also served as the Chief Executive Officer of Equistar Chemicals, LP ("Equistar"), a petrochemicals and polymers joint venture owned 41 percent by the Company. Mr. Smith served as Chief Operating Officer of the Company from May 1993 to December 1996. He served as Vice President Corporate Planning of Atlantic Richfield Company ("ARCO") from October 1991 until May 1993. He previously served as Executive Vice President and Chief Financial Officer of the Company from October 1988 to October 1991 and as Senior Vice President of Manufacturing of the Company, and its predecessor, the Lyondell Division of ARCO, from June 1986 to October 1988. From April 1985 to June 1986 Mr. Smith held executive positions in manufacturing, control and administration. Prior to 1985, he served in various financial, planning and manufacturing positions with ARCO. Mr. Smith is also a director of Cooper Industries, Inc. and ChemFirst, Inc.

                                    Mr. Smith is a member of the Executive
                                    Committee.

Paul R. Staley, 70................  Mr. Staley was elected a director of the
                                    Company on November 28, 1988, effective as of January 25, 1989. He has held his current position as Chairman of the National Vision Foundation since August 1994. He held the position of Chairman of the Executive

                         Committee of the Board of Directors of P.Q. Corporation (an industrial supplier of silicates) from January 1991 until August 1994. He also held the positions of President and Chief Executive Officer of P.Q. Corporation from 1973 and 1981, respectively, until January 1991.

                         Mr. Staley is Chairman of the Corporate Governance and Responsibility Committee and a member of the Audit Committee.


          PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

                             Item 2 on Proxy Card

     The Board of Directors has recommended the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to audit the financial statements of Lyondell for the year 2000. PricewaterhouseCoopers audited the financial statements of Lyondell for the year 1999, and, prior to their merger, Coopers & Lybrand L.L.P. ("Coopers & Lybrand") and Price Waterhouse LLP (including any successor merged entity of the two firms), were jointly appointed to audit the financial statements of Lyondell for the year 1998. Prior thereto, Coopers & Lybrand had acted in this capacity since July 1988. In addition, from time to time, PricewaterhouseCoopers performs consulting work for the Company.

     Representatives of PricewaterhouseCoopers will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

     The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting.

     The Board of Directors recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.


           STOCKHOLDER PROPOSAL:  REGARDING THE TABULATION OF VOTES
                ON PROPOSALS THAT ARE PRESENTED TO STOCKHOLDERS

                             Item 3 on Proxy Card

     The New York City Employees Retirement System ("NYCERS"), 1 Centre Street, New York, NY 10007, has given the Company notice that it intends to present the following proposal (the "Proposal") for action at the Annual Meeting. NYCERS did not furnish a statement in support of the Proposal. Information concerning the number of shares of stock of the Company owned by NYCERS will be furnished by the Company to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

Text of the Stockholder's Proposal

     "RESOLVED, that the shareholders of Lyondell Chemical request that the Board of Directors amend the By-Law provisions which describe how voted shares, non-voted shares and abstentions are counted, to ensure, for the purpose of determining whether a proposal has been approved, that only the shares voted for and the shares voted against any proposal, which is presented in the company's proxy statement or introduced from the floor at an annual or special meeting of the company, shall be counted. Accordingly, we request that such By-Law provisions be amended to provide that shares considered present at the annual or any special meeting that are not voted for or against a particular proposal, including broker non-votes and abstentions, not be counted for or against the approval of the proposal."

Statement by the Company in Opposition to the Proposal

     In the opinion of the Company, the effect of the Proposal would be to ask the Company to disregard the actions of stockholders who abstain from voting on a matter at the Company's meetings of stockholders. The Company opposes the Proposal because the Company believes that it should give effect to the wishes of a stockholder who abstains on a matter presented for a stockholder vote and because the Company believes that implementation of the Proposal could confuse stockholders.

     As disclosed in the Company's annual proxy statement pursuant to rules of the SEC, currently "[a]bstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote against" the passage of any proposal submitted to stockholders for approval. (The Proposal would not affect the Company's treatment of broker non-votes, which, as disclosed in the proxy statement currently "are not considered 'shares present' with respect to a matter requiring the affirmative vote of a majority of shares present in person or by proxy at the meeting.") Thus, the effect of an abstention is to raise the number of "for" votes needed in order for a matter to be approved by stockholders. Counting abstentions as "no" votes helps to ensure that proposals, whether from management or stockholders, receive the affirmative support of a majority of the relevant shares rather than of a small percentage of stockholders while the majority of stockholders passively "abstains". The Company believes that stockholders may prefer to abstain on a matter as to which they have no opinion or which they do not support but, for policy reasons, do not wish to vote against. If the Proposal were implemented, any matter presented by either the Company or a stockholder for a stockholder vote could be approved even if a majority of stockholders abstained on the vote. The Company believes that a decision to abstain is a conscious and legitimate voting decision and should not be disregarded.

     Further, the Company believes that implementation of the Proposal could confuse stockholders. Under regulations of the SEC, the Company is required to provide a space on its proxy cards where stockholders can abstain as to any matter being voted on (other than an election to office). Lyondell's voting policy with respect to abstentions is consistent with the treatment of abstentions afforded by most public companies and most Delaware companies. Changing treatment of abstentions to conflict with their standard treatment under Delaware law would likely lead to confusion on the part of our stockholders. We believe that there is a benefit to having a clear and consistent rule in this regard and that, accordingly, the Proposal should not be implemented.

     For these reasons, the Board of Directors recommends that you vote AGAINST the Proposal. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

                            EXECUTIVE COMPENSATION

     The following table sets forth information as to the Chief Executive Officer during 1999 and the next four most highly compensated executive officers of the Company.

                          Summary Compensation Table

                                                                         Annual Compensation
                                                                  --------------------------------

                                                                                         Other Annual
                                                                                         Compensation
Name and Principal Position                                 Year  Salary ($)  Bonus ($)      ($)(a)
---------------------------                                 ----  ----------  ---------      ------
Dan F. Smith..........................................      1999    965,328   1,414,400       4,517
President and Chief Executive                               1998    804,000   1,094,000       8,516
Officer of Lyondell                                         1997    651,734     548,900      11,360

Eugene R. Allspach (e)................................      1999    413,088     480,300      13,926
Executive Vice President of Lyondell, and                   1998    335,531     321,600      11,344
President and Chief Operating Officer of
Equistar

Jeffrey R. Pendergraft................................      1999    410,176     467,500      10,820
Executive Vice President and Chief                          1998    350,468     327,000      26,358
Administrative Officer of Lyondell                          1997    282,556     182,967      14,129

Morris Gelb (f).......................................      1999    380,000     433,000       8,477
Executive Vice President and Chief                          1998    142,464     179,900       3,029
Operating Officer of Lyondell

Debra L. Starnes (g)..................................      1999    330,148     322,400       9,569
Senior Vice President, Intermediate                         1998    297,356     201,000      21,693
Chemicals of Lyondell                                       1997    270,598     182,967      16,310

                                                                          Long-Term
                                                                         Compensation
                                                                   ------------------------
                                                                      Awards            Payouts
                                                               ---------------------   ---------
                                                            Restricted                  Long-term
                                                               Stock     Securities     Incentive       All Other
                                                               Awards    Underlying      Payouts       Compensation
Name and Principal Position                                    ($)(b)    Options (#)     ($)(c)           ($)(d)
---------------------------                                    ------    -----------     ------           ------
Dan F. Smith..........................................             --        463,400     295,896         120,456
President and Chief Executive                               1,094,000             --          --          87,578
Officer of Lyondell                                           277,325             --   5,079,354          85,712

Eugene R. Allspach (e)................................             --             --          --          60,737
Executive Vice President of Lyondell, and                          --             --          --          48,641
President and Chief Operating Officer of
Equistar

Jeffrey R. Pendergraft................................             --         79,100      88,442          55,288
Executive Vice President and Chief                            326,995             --          --          50,536
Administrative Officer of Lyondell                             96,514             --   1,721,777          45,178

Morris Gelb (f).......................................             --         91,700      97,241          55,814
Executive Vice President and Chief                            706,440             --     140,867          22,984
Operating Officer of Lyondell

Debra L. Starnes (g)..................................             --         49,600      54,367          45,192
Senior Vice President, Intermediate                           200,996             --          --          43,046
Chemicals of Lyondell                                          96,514             --   1,721,777          42,686

__________
(a) Includes imputed income in respect of the Long-Term Disability Plan and tax gross-ups in respect of financial counseling reimbursements and in respect of other miscellaneous items. "Tax gross-ups" refers to the additional reimbursement paid to a recipient to cover the federal income tax obligations associated with the underlying benefit, including an additional amount based on maximum applicable income tax rates. Excludes perquisites and other benefits the total amount of which does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of the named executive officer.

(b) Messrs. Smith and Pendergraft and Ms. Starnes received restricted stock awards under the Lyondell Chemical Company Restricted Stock Plan (the "Restricted Stock Plan") as of March 4, 1999, in connection with their annual bonus for 1998. The valuations of such restricted stock awards in the table were calculated using a per share price of $14 1/4, the fair market value of the Company's Common Stock on the date of grant. Mr. Gelb was awarded 25,230 shares of restricted stock under the Restricted Stock Plan as a relocation bonus on July 24, 1998. The value of unvested restricted stock at December 31, 1999, based on the stock's closing price, was $652,558, $195,050, $107,228 and $119,888 for Messrs. Smith, Pendergraft and Gelb and Ms. Starnes, respectively. All of the restricted stock awarded to named executive officers with respect to 1998 vests annually in three equal installments beginning on December 15, 1998, with respect to Mr. Gelb's restricted stock award, and on December 15, 1999, with respect to the awards to Messrs. Smith and Pendergraft and Ms. Starnes. The restricted stock awards in the table attributable to 1997 were made pursuant to the Value Share Plan, a performance-driven pay plan for executive officers that was terminated effective December 1, 1997, in connection with the significant reorganization of the Company as a result of the formation of Equistar.
    Upon termination of the Value Share Plan, all then unvested outstanding restricted stock became vested. The dollar value included in the table reflects the valuation at the time of the award. The named executive officers receive the dividends on shares of restricted stock at the same rate as all other stockholders.

(c) Amounts shown in the Long-Term Incentive Payouts column for 1999 represent the deferred cash payments made in 1999 with respect to the 1998 long-term bonus awards. Such cash payment was equal to the value of the restricted stock, granted in December 1998, to which the named executive officer became vested in 1999. The restricted stock awards granted in 1998 vested with respect to one third of the shares covered thereby on December 15, 1999, on which date the Common Stock had a closing sale price of $11.5625. The amount shown in the Long-Term Incentive Payouts column in 1998 represents the deferred cash payment made to Mr. Gelb in 1998 relating to restricted stock granted in July 1998. Such cash payment was equal to the value of the shares that became vested (one third of the original grant) on December 15, 1998, when the Common Stock had a closing sale price of $16.75. Amounts shown in the Long-Term Incentive Payouts column for 1997 represent the deferred cash payments made in 1997 in accordance with the normal operation of the Value Share Plan, together with cash payments made in December 1997 in accordance with the termination of the Value Share Plan. In connection with such termination and pursuant to the terms of the plan, each participant received a payment equivalent to the sum of the estimated pro-rated Value Share Plan awards for the years 1998 through 2001. Awards under the Value Share Plan were calculated based on five-year Performance Cycles and the payments made in December 1997 acknowledge each participant's contributions to the Company through December 1997 for the Cycles ending in each of the years 1998 through 2001. Under the Value Share Plan, participants were assigned an allocation percentage at the beginning of each Cycle. At the end of the Performance Cycle two award pools were created:
    (i) a Value Award Pool (equal to the sum of 4.0 percent of Average EVA and 1.25 percent of MVA) and (ii) an Operating Award Pool. EVA measures the Company's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in the Company times the Company's weighted average cost of capital. MVA measures changes in the market value of the Company's equity, plus dividends as if they had been reinvested. An Operating Award Pool up to $1 million for any Cycle was created if certain minimum criteria were satisfied. The size of the pool was based on the Compensation Committee's evaluation of Lyondell's operating performance in the final year of any Cycle in the areas of customer satisfaction, corporate responsibility, employee productivity and financial performance. The award for the Performance Cycle ended in 1997 was paid entirely in cash and such award payment is set forth in the "Bonus" column under the Summary Compensation Table. For purposes of calculating such payments, the share price for calculating MVA was held at $23.943, the average price for 1997, and EVA for the remaining Performance Cycles was deemed to be the same as for 1997.

(d) Includes contributions to the Executive Supplementary Savings Plan, incremental executive medical plan premiums, financial counseling reimbursements, certain amounts in respect to the Executive Life Insurance Plan and the Optional Life Insurance Plan. In the case of Mr. Allspach and Ms. Starnes, also includes amounts paid by Equistar under comparable Equistar plans with respect to service as an officer of Equistar, and, in the case of Mr. Gelb, also includes certain amounts paid under comparable ARCO Chemical plans, as follows:

                                                         Year  Mr. Smith  Mr. Allspach  Mr. Pendergraft  Mr. Gelb  Ms. Starnes
                                                         ----  ---------  ------------  ---------------  --------  -----------
  Executive Supplementary Savings Plan............       1999    $77,226       $33,047          $32,814   $28,938      $26,412
  Incremental Medical Plan Premiums...............       1999     15,600        15,600            9,348     9,696        9,348
  Financial Counseling Reimbursement..............       1999         --         6,514            4,229     5,640        3,553
  Executive and Optional Life Insurance Plans.....       1999     27,630         5,576            8,897    11,540        5,879

(e) In addition to being an officer of Lyondell, Mr. Allspach is an officer and employee of Equistar and is compensated pursuant to Equistar's pay and benefit plans. The summary compensation information presented above consists of compensation paid to Mr. Allspach by Equistar; he does not receive any additional compensation from the Company. Prior to the formation of Equistar on December 1, 1997, he was an officer and employee of Millennium Petrochemicals Inc.

(f) Mr. Gelb began serving as the Company's Executive Vice President and Chief Operating Officer in December 1998. From July 1998 through December 1998, Mr. Gelb served as Senior Vice President, Manufacturing, Process Development and Engineering. Prior thereto, Mr. Gelb served as an officer of ARCO Chemical, which was acquired by Lyondell in July 1998. The summary compensation information presented above includes compensation paid to Mr. Gelb by such subsidiary of Lyondell subsequent to the acquisition date. Mr. Gelb's 1998 bonus was an amount based on his ARCO Chemical bonus target for 1998. The bonus amount in the table represents the pro-rata portion of such target bonus, which was paid to Mr. Gelb by the Company for the last five months of 1998.

(g) Ms. Starnes has served as Senior Vice President, Intermediate Chemicals of the Company since July 1998. From December 1, 1997 through June 1998, she served as Senior Vice President, Polymers, of Equistar. Prior thereto, Ms. Starnes served as Senior Vice President, Petrochemicals, of the Company. The summary compensation information presented above includes compensation paid to Ms. Starnes by the Company and Equistar in each of the foregoing capacities.

                             Option Grants in 1999

                                     Individual Grants (a)
                                     ---------------------
                          No. of Securities      % of Total Options                                          Grant Date
                              Underlying             Granted to           Exercise        Expiration           Present
    Name                   Options Granted       Employees in 1999      Price ($/Sh)         Date           Value ($) (b)
    ----                   ---------------       -----------------      ------------         ----           -------------
Mr. Smith                       463,400                  26.6               18.125          2/24/09            2,164,078
Mr. Allspach                         --                    --                   --               --                   --
Mr. Pendergraft                  79,100                   4.5               18.125          2/24/09              369,397
Mr. Gelb                         91,700                   5.3               18.125          2/24/09              428,239
Ms. Starnes                      49,600                   2.8               18.125          2/24/09              231,632

__________________________
(a) The options granted to the named executive officers vest in one third annual increments, with the first third vesting on February 24, 2000. The options are subject to early vesting under certain specified conditions.

(b) The grant date present value per share of options granted was estimated as of the date of grant using the Black-Scholes option-pricing model and the following assumptions: fair value per share of options granted --$4.67; dividend yield -5%; expected volatility -35%; risk-free interest rate -5%; and maturity in years -10.

 .   No stock options were exercised during 1999 by any named executive officers.
The following table shows the number of shares of Common Stock represented by outstanding stock options held by each of the named executive officers as of December 31, 1999, including the value for "in-the-money" options, which represents the positive spread between the exercise price of any such stock option and the year end price of the Common Stock.

                      Option Values at December 31, 1999

                                                           Number of Securities
                                                          Underlying Unexercised               Value of Unexercised
                                                             Options at Fiscal                In-The-Money Options at
                       Name                                    Year-End (#)                   Fiscal Year-End ($)(a)
                       ----                             ------------------------------      ---------------------------
                                                      Exercisable(b)      Unexercisable    Exercisable     Unexercisable
                                                      --------------      -------------    -----------     -------------
      Mr. Smith..................................          32,200             463,400           -0-              -0-
      Mr. Allspach...............................              --                  --            --               --
      Mr. Pendergraft............................          50,600              79,100           -0-              -0-
      Mr. Gelb...................................              --              91,700            --              -0-
      Ms. Starnes................................          32,500              49,600           -0-              -0-

_______

(a) On December 31, 1999, the last reported closing sale price, as reported on the NYSE, of Lyondell Common Stock was $12.75 per share, and none of the options held by the named executive officers was in-the-money.

(b) Stock options granted prior to 1999 provided for the accrual of dividend share credits. The number of dividend share credits allocated on each record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (i) the number of shares subject to outstanding options and (ii) the number of dividend share credits then credited to the optionee's account, and dividing the resulting figure by the fair market value of a share of Common Stock on such dividend record date. The participant receives dividend share credits not only on the number of shares covered by unexercised options but also on the number of dividend share credits already in the participant's account. Dividend share credits do not represent earned compensation and have no definite value until the date on which the options in respect of which such credits have been allocated are exercised. Dividend share credits are canceled upon an optionee's termination of employment under certain specified circumstances. The number of dividend share credits accrued to the accounts of the named executives as of December 31, 1999, was as follows:
    Mr. Smith: 10,199; Mr. Pendergraft: 18,224; and Ms. Starnes: 11,500. Messrs. Allspach and Gelb do not hold options granted under plans pursuant to which dividend share credits accrue.

                   Long-Term Incentive Plans--Awards in 1999

                                                     Performance or                 Estimated Future Payouts
                             Number of Shares,        Other Period             Under Non-Stock Price-Based Plans
                                                                               ---------------------------------
                              Units or Other        Until Maturation       Threshold         Target           Maximum
         Name                 Rights (#) ($)            or Payout           ($ or #)        ($ or #)         ($ or #)
         ----                 --------------            ---------           --------        --------         --------
Mr. Smith(a)...........       122,800 shares        1/1/99 - 12/31/01    24,560 shares   122,800 shares   245,600 shares
Mr. Allspach (b).......    $1,303,700               1/1/99 - 12/31/02  $392,450         $784,900              N/A
Mr. Pendergraft (a)....        21,000 shares        1/1/99 - 12/31/01     4,200 shares    21,000 shares    42,000 shares
Mr. Gelb (a)...........        24,300 shares        1/1/99 - 12/31/01     4,860 shares    24,300 shares    48,600 shares
Ms. Starnes (a)........         8,100 shares        1/1/99 - 12/31/01     1,620 shares     8,100 shares    16,200 shares

__________________________
(a) The awards granted to each of Messrs. Smith, Pendergraft and Gelb and Ms. Starnes are pursuant to the Lyondell Chemical Company 1999 Long-Term Incentive Plan and represent awards of performance shares, which may be earned if the Company achieves its target performance over the years 1999-2001. The Company's performance target is to achieve total shareholder return (defined as the change in market price of the Common Stock plus dividend yield measured over the course of the performance cycle) during the performance cycle of at least the fiftieth percentile, as compared to the companies in its peer group. In order for any performance shares to be earned, the Company must achieve a total shareholder return ranking of at least the thirtieth percentile (the threshold amount); and total shareholder return in the eightieth percentile will result in the maximum payment set forth above. Shareholder returns between the thirtieth and fiftieth percentile, or between the fiftieth and eightieth percentile will be interpolated between the values listed above. The companies composing the peer group are those that are included in the S&P Chemicals Index and the S&P Mid-Cap Chemicals Index as of both the first and last day of the performance cycle (or such other group of companies as the Compensation Committee may select). These companies constitute the Second Peer Group reflected in the 1999 Performance Graph on page 19. Based on total shareholder return through December 31, 1999, and assuming the performance cycle was January 1 through December 31, 1999, no payments would have been made under these performance share awards.

(b) Mr. Allspach is entitled to awards under Equistar's long-term incentive plan. Awards are based on whether Equistar reaches performance and financial levels in two critical areas: economic value added ("Equistar EVA") and the achievement of synergies. Equistar EVA measures Equistar's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in Equistar by Equistar's weighted average cost of capital. Synergies include both one-time and on-going potential savings from operating the businesses contributed by each of Equistar's owners. Equistar assigns a target award percentage to each plan participant based primarily on the participant's salary and position. The target award percentage is multiplied by a multiple (based on Equistar's achievement of Equistar EVA and synergy goals) that is determined by Equistar's Partnership Governance Committee, the product of which is multiplied by the participant's base pay. Awards consist of a combination of current cash and deferred cash compensation. Equistar's Partnership Governance Committee determined that Equistar exceeded its target performance in 1999, resulting in a payout at 166.1% of the target award. The deferred portion of the 1999 awards ($1,303,700 in the case of Mr. Allspach) will be paid out, subject to adjustment as determined by the Equistar compensation committee, in three annual installments beginning in March 2001. (There is no cap on the amount that can be paid.)

                            ANNUAL PENSION BENEFITS

     The following table shows estimated annual pension benefits payable to the Company's employees, including executive officers of the Company, upon retirement at age 65 based on credited service as of January 1, 2000, under the provisions of the Lyondell Retirement Plan and the Lyondell Supplementary Executive Retirement Plan (together, the "Lyondell Retirement Plan").

                        Lyondell Pension Plan Table (a)

  Average Final Earnings (Base
    Salary plus Annual Bonus)                        Approximate Annual Benefit for Years of Membership
                                                     --------------------------------------------------
    Highest Three Consecutive                                    Service Indicated (b) (c)
                                                                 -------------------------
   Years out of Last 10 Years          15 Years          20 Years          25 Years         30 Years         35 Years
   --------------------------          --------          --------          --------         --------         --------
$3,000,000.......................      $691,747          $922,330        $1,152,912       $1,383,494       $1,614,077
 2,800,000.......................       645,547           860,730         1,075,912        1,291,094        1,506,277
 2,600,000.......................       599,347           799,130           998,912        1,198,694        1,398,477
 2,400,000.......................       553,147           737,530           921,912        1,106,294        1,290,677
 2,200,000.......................       506,947           675,930           844,912        1,013,894        1,182,877
 2,000,000.......................       460,747           614,330           767,912          921,494        1,075,077
 1,800,000.......................       414,547           552,730           690,912          820,094          967,277
 1,600,000.......................       368,347           491,130           613,912          736,694          859,477
 1,400,000.......................       322,147           429,530           536,912          644,294          751,677
 1,200,000.......................       275,947           367,930           459,912          551,894          643,877
 1,000,000.......................       229,747           306,330           382,912          459,494          536,077
   800,000.......................       183,547           244,730           305,912          367,094          428,277
   600,000.......................       137,347           183,130           228,912          274,694          320,477
   400,000.......................        91,147           121,530           151,912          182,294          212,677
   200,000.......................        44,947            59,930            74,912           89,894          104,877

________
(a) Mr. Allspach and Mr. Gelb do not participate in the Lyondell Retirement
    Plan.

(b) As of December 31, 1999, the credited years of service (rounded to the nearest whole number) under the Lyondell Retirement Plan for the participating named executive officers were: Mr. Smith, 25; Mr. Pendergraft, 27; and Ms. Starnes, 24.

(c) All employees' (including executive officers') years of service with Atlantic Richfield Company prior to the creation of Lyondell have been credited under the Company's retirement plans.

     The following table shows estimated annual pension benefits payable to certain former employees of ARCO Chemical Company, including certain executive officers of the Company such as Mr. Gelb, upon retirement at age 65 based on credited service as of January 1, 2000, under the provisions of the Lyondell Chemical Company Retirement Plan for Former ARCO Chemical Company Employees and the Lyondell Supplementary Executive Retirement Plan (together, the "ACC Retirement Plan").

                            ACC Pension Plan Table

  Average Final Earnings (Base
    Salary plus Annual Bonus)
    Highest Three Consecutive           Approximate Annual Benefit for Years of Membership Service Indicated (b) (c)
                                        ----------------------------------------------------------------------------
   Years out of Last 10 Years          15 Years          20 Years          25 Years         30 Years         35 Years
   --------------------------          --------          --------          --------         --------         --------
$1,200,000.......................      $268,782          $364,376          $459,970          $555,564         $651,158
 1,100,000.......................       246,282           333,876           421,470           509,064          596,658
 1,000,000.......................       223,782           303,376           382,970           462,564          542,158
   900,000.......................       201,282           272,876           344,470           416,064          487,658
   800,000.......................       178,782           242,376           305,970           369,564          433,158
   700,000.......................       156,282           211,876           267,470           323,064          378,658
   600,000.......................       133,782           181,376           228,970           276,564          324,158
   500,000.......................       111,282           150,876           190,470           230,064          269,658
   400,000.......................        88,782           120,376           151,970           183,564          215,158
   300,000.......................        66,282            89,876           113,470           137,064          160,658
   200,000.......................        43,782            59,376            74,970            90,564          106,158

_______________________
(a) As of December 31, 1999, the credited years of service (rounded to the nearest whole number) for Mr. Gelb under the ACC Retirement Plan was 30.

     The following table shows estimated annual pension benefits payable to Equistar's employees, including Mr. Allspach, upon retirement at age 65 based on credited service as of January 1, 2000, under the provisions of the Equistar Retirement Plan and the Equistar Supplementary Executive Retirement Plan (together, the "Equistar Retirement Plan").

                          Equistar Pension Plan Table

  Average Final Earnings (Base
    Salary plus Annual Bonus)
    Highest Three Consecutive           Approximate Annual Benefit for Years of Membership Service Indicated (b) (c)
                                        ----------------------------------------------------------------------------
   Years out of Last 10 Years          15 Years          20 Years          25 Years         30 Years         35 Years
   --------------------------          --------          --------          --------         --------         --------
$1,200,000.......................      $253,098          $337,464          $421,830         $506,196         $590,562
 1,100,000.......................       232,007           309,342           386,678          464,013          541,349
 1,000,000.......................       210,915           281,220           351,525          421,830          492,135
   900,000.......................       189,824           253,098           316,373          379,647          442,922
   800,000.......................       168,732           224,976           281,220          337,464          393,708
   700,000.......................       147,641           196,854           246,068          295,281          344,495
   600,000.......................       126,549           168,732           210,915          253,098          295,281
   500,000.......................       105,458           140,610           175,763          210,915          246,068
   400,000.......................        84,366           112,488           140,610          168,732          196,854
   300,000.......................        63,275            84,366           105,458          126,549          147,641
   200,000.......................        42,183            56,244            70,305           84,366           98,427

____________
(a) Mr. Allspach is a participant in Equistar's pension plan with two years of credited service (rounded to the nearest whole number) as of December 31, 1999. Ms. Starnes is a participant in Equistar's pension plan with one year of credited service as a result of her one year of employment with Equistar. Payments to Ms. Starnes under the Equistar Retirement Plan will be based on her average final earnings with Lyondell.

     The amounts shown in the above tables are necessarily based upon certain assumptions, including retirement of the employee at age 65, based on credited services as of January 1, 2000, and payment for the life of the employee only with a guaranteed minimum payment period of 60 months. The amounts will change if the payment is made under any other form of retirement benefit permitted by the respective retirement plan, or if an employee's actual retirement occurred after January 1, 2000, since the "annual covered compensation level" of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee's subsequent years of membership service. The covered compensation for which retirement benefits are computed under each of the Lyondell Retirement Plan, the ACC Retirement Plan and the Equistar Retirement Plan is the average of the participant's highest three consecutive years out of the last ten years of base salary plus annual bonus. Base salary and annual bonus amounts are set forth under the "Salary" and "Bonus" headings in the Summary Compensation Table. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts. However, the Lyondell Retirement Plan and the ACC Retirement Plan provide a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.


                       EXECUTIVE SEVERANCE ARRANGEMENTS

     Certain employees (including Mr. Gelb and other executive officers) who are former employees of ARCO Chemical are participants in the ARCO Chemical Company Change of Control Plan (the "ACC Change of Control Plan"). The Company's acquisition of ARCO Chemical in July 1998 was a change of control as defined in such plan.

     Under the ACC Change of Control Plan, if an eligible employee is terminated by the Company without cause or by the employee for good reason (which includes certain "constructive" terminations) within two years following the change of control, the employee will be entitled to receive one times to three times pay, depending upon the employee's grade level. The definition of good reason varies depending on the employee's grade level within the Company. Severance payments are paid based upon length of service for employees who were not executives or key managers of ARCO Chemical. As a former executive of ARCO Chemical, Mr. Gelb would receive a payment equal to three times the sum of his current base salary plus the greater of (i) the average of his bonuses for the three years prior to termination or (ii) his target bonus for the year in which the termination occurs. Former ARCO Chemical employees will receive additional specified coverage under the Company's medical, dental and life insurance plans, depending on the employee's grade level. Mr. Gelb will receive 36 months of coverage. Mr. Gelb will also receive a gross-up payment from the Company for the amount of the excise tax liability, if any, imposed pursuant to Code Section 4999 with respect to any benefits paid in connection with the change of control; however, due to the nature of the Company's acquisition of ARCO Chemical, the Company does not believe that any payments made pursuant to the ACC Change of Control Plan will result in excise tax liability under Code Section 4999.

     On March 15, 1999, the Compensation Committee adopted the Lyondell Chemical Company Executive Severance Pay Plan (the "Severance Plan"), which generally applies to all executive officers of the Company, including Mr. Smith, Mr. Pendergraft and Ms. Starnes, and certain other key members of management that are designated by the Chief Executive Officer. Mr. Gelb is not eligible to participate in the Severance Plan because no employee currently eligible for a severance benefit under a plan or agreement established by ARCO Chemical is eligible to participate. At the expiration of the ACC Change of Control Plan in July 2000, Mr. Gelb and the other former ARCO Chemical executives will automatically be covered under the Severance Plan. Mr. Allspach is also not currently eligible to participate in the Severance Plan because he is eligible to receive benefits under his severance agreement with Equistar (described below). The Severance Plan provides for the payment of certain benefits to covered employees upon certain terminations following a Change in Control of the Company. Under the Severance Plan, a "Change in Control" of the Company means any one of the following events: (i) the incumbent directors of the Company (directors as of February 1, 1999 or individuals recommended or approved by a majority of the then incumbent directors other than as a result of either an actual or threatened election contest) cease to constitute at least a majority of the Company's Board of Directors, (ii) the stockholders approve (A) a merger, consolidation, or recapitalization of the Company, or a sale of substantially all the Company's assets, unless immediately after the consummation of the transaction, the shareholders of the Company immediately prior to the transaction would own eighty percent or more of the resulting entity, or the incumbent directors at the time of initial approval of the transaction would, immediately after the transaction, constitute a majority of the Board of Directors or similar managing group of such resulting entity, or (B) any plan for the liquidation or dissolution of the Company, (iii) any person shall become the beneficial owner of twenty percent or more of the outstanding Common

Stock or combined voting power of all voting securities of the Company, unless such person reaches twenty percent ownership solely as a result of (A) the Company acquiring securities and correspondingly reducing the number of shares outstanding or (B) acquisition of securities directly from the Company except for any conversion of a security that was not acquired directly from the Company, provided that if a person referred to in subsection (iii)(A) or (B) shall thereafter become the beneficial owner of any additional shares of Common Stock or other voting securities (other than by stock split, stock dividend or similar transaction), then a Change in Control will be deemed to have occurred.

     If an employee covered under the Severance Plan is terminated by the Company without cause or by the employee for good reason (which includes certain "constructive" terminations) within two years following a Change in Control, the employee will be entitled to receive a payment equal to one times to three times annual earnings, depending on the employee's position in the Company. Annual earnings for this purpose is generally the sum of an employee's base pay plus target annual bonus. Mr. Smith and Mr. Pendergraft will receive a payment equal to three times their respective annual earnings, and Ms. Starnes will receive a payment equal to two times her annual earnings. Outstanding option awards to covered employees will be automatically vested. Covered employees will also receive: (i) eligibility to commence vested early retirement benefits under the Company's retirement plans, actuarially reduced for early commencement, and retiree medical coverage; (ii) continuation of welfare benefit coverages for a period of two years following termination; and (iii) outplacement services for a period of one year, at a cost not to exceed $40,000. In addition, covered employees will receive a gross-up payment from the Company for the amount of the excise tax liability, if any, imposed pursuant to Code Section 4999 with respect to any benefits paid in connection with the Change in Control. In order to receive benefits under the Severance Plan, a covered employee must sign a general release of claims against the Company and its affiliates. Upon a Change in Control, the Company will also deposit into the Company's Supplemental Executive Benefit Plans Trust any additional assets necessary to fully fund the benefits due under the Supplementary Executive Retirement Plan and the Executive Deferral Plan. The Severance Plan may be amended or terminated at any time prior to a Change in Control or, if earlier, prior to the date that a third party submits a proposal to the Board of Directors that is reasonably calculated, in the judgment of the Compensation Committee, to effect a Change in Control. The Severance Plan may not be amended to deprive a covered employee of benefits after a Change in Control.

     The severance agreement between Equistar and Eugene Allspach, which was assumed by Equistar from Millennium Petrochemicals upon the formation of Equistar, provides for Mr. Allspach's receipt of payments and benefits described below in the event of his termination before January 1, 2001. Benefits under Mr. Allspach's severance agreement apply if he is terminated either (i) by Equistar without cause or (ii) as a result of a Constructive Termination for Good Reason. Notice of Constructive Termination for Good Reason, as defined in Mr. Allspach's severance agreement, can be given by Mr. Allspach if Equistar does any of the following: (i) assigns him to any duties or responsibilities not comparable to his duties or responsibilities when he joined Equistar or reduces his responsibilities or position; (ii) relocates Equistar's principal executive offices outside a 25-mile radius of its current location or requests Mr. Allspach's transfer, in writing, to a new location; (iii) reduces Mr. Allspach's annual base salary or comparable benefits to a level below the annual base salary or benefits he received when joining Equistar; (iv) fails to continue any bonus plan, program or arrangement in which Mr. Allspach participates or changes Mr. Allspach's status under any bonus plan, program or arrangement; or (v) fails to comply with any material provision of Mr. Allspach's severance agreement. In the event Mr. Allspach is entitled to receive benefits under his severance agreement, Equistar agrees to provide all of the following rights and benefits:
(i) a lump-sum payment in cash equal to three times his annual earnings plus any unreimbursed business expenses and any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or according to Equistar's policies; (ii) additional pension benefits by crediting Mr. Allspach with three additional years of age and service; (iii) an amount equal to three years of the maximum employer contribution to a qualified or nonqualified 401(k) plan assuming the executive deferred the maximum amount and continued to earn his then current salary; (iv) continuation of insurance and other benefits for 36 months following termination; (v) financial counseling for a period of one year;
(vi) out-placement services and assistance, not to exceed $40,000; and (vii) any other amounts or benefits due under then-applicable employee benefit incentive or equity plans of Equistar applicable to him. Mr. Allspach would also receive an additional payment equal to the amount of excise tax imposed under the Internal Revenue Code of 1986, as amended, plus any federal, state or local taxes incurred as a result of the payment. As a result, he would be in the same position after payment of the excise tax as he would have been if he were not subject to the excise tax at all.

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total return to stockholders of the Company for a five-year period (December 31, 1994 to December 31, 1999) with the cumulative total return to stockholders of the S&P 500 Stock Index and two peer groups.

     The First Peer Group is a composite index composed of commodity chemical manufacturers and independent refiners, which the Company has used for comparative purposes in prior year proxy statements. The First Peer Group consists of Ashland, Inc., Crown Central Petroleum Corporation, Eastman Chemical Company, The Geon Company, Georgia Gulf Corporation, Methanex Corporation, Sunoco, Inc., Tosco Corporation, Ultramar Diamond Shamrock Corporation, Union Carbide Corporation, and Valero Energy Corporation

     The Second Peer Group, which is used in calculating total shareholder return for performance share awards, consists of: Air Products and Chemicals, Inc., Airgas, Inc., Albemarle Corporation, Cabot Corporation, Calgon Carbon Corporation, CK Witco Corporation, Cytec Industries, Inc., Dexter Corporation, Dow Chemical Company, EI DuPont de Nemours & Company, Eastman Chemical Company, Ecolab, Inc., Engelhard Corporation, Ethyl Corporation, Ferro Corporation, FMC Corporation, HB Fuller Company, Georgia Gulf Corporation, B. F. Goodrich Company, W. R. Grace & Co., Great Lakes Chemical Corporation, MA Hanna Company, Hercules Incorporated, IMC Global, Inc., International Flavors and Fragrances, Lubrizol Corporation, Minerals Technologies Inc., Monsanto Company, Morton Industrial Group Inc., Nalco Chemical Company, Olin Corporation, PPG Industries, Inc., Praxair Inc., Rohm & Haas Company, RPM Incorporated, A Schulman, Inc., Sigma-Aldrich Corporation, Union Carbide Corporation and Lyondell.

                             [GRAPH APPEARS HERE]

                                                                       1994     1995     1996     1997     1998     1999
                                                                      -------  -------  -------  -------  -------  -------
LYONDELL......................................................        $100.00  $ 91.61  $ 91.92  $114.33  $ 80.65  $ 60.74
S&P 500.......................................................        $100.00  $137.58  $169.17  $225.60  $290.08  $351.12
FIRST PEER GROUP(a)...........................................        $100.00  $108.51  $122.42  $146.70  $119.71  $129.27
SECOND PEER GROUP(a)..........................................        $100.00  $128.84  $156.37  $186.67  $168.24  $190.44

________
(a) Group total returns are weighted by average annual market capitalization for Peer Group companies as of the beginning of each year and assume the reinvestment of dividends. None of the Peer Companies constituted more than twenty percent of the market capitalization of the entire Peer Group in 1999.

Pursuant to SEC Rules, the foregoing section of the Proxy Statement (including the Compensation Committee Report that follows) is not deemed "filed" with the SEC and is not incorporated by reference with the Company's Report on Form 10-K.


                           LYONDELL CHEMICAL COMPANY
                      1999 COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") has responsibility for establishing and administering the pay philosophy, policies, and plans for the executive officers of the Company and has oversight responsibility with respect to compensation for executive officers of the Company's joint ventures. The Committee conducts an annual review of executive pay and approves all salary changes, grants and awards to executive officers of Lyondell. The partners committee for Equistar Chemicals LP approves the salaries and incentive compensation for Equistar's executive officers, including Mr. Allspach.

Executive Pay Philosophy

     The overriding principle behind the Company's pay philosophy is that pay must support the Company's primary objective of creating shareholder value and that premium pay will be provided for premium performance. Specific elements of this philosophy are:

 .    Performance should be defined in terms of measures that directly link to or strongly influence Lyondell's shareholder value and achievement of strategic business and other performance objectives.

 .    Executive base salaries should be comparable to salaries for similar positions in a broad group of industrial and chemical companies that are similar to Lyondell, with incentives varying substantially commensurate with the Company's performance and designed to account for the cyclical nature of the Company's businesses.

 .    The pay programs should foster a team orientation and a high degree of cooperation and coordination among top management.

 .    Substantial ownership in the Company's stock among executives should be highly encouraged so that management interests are closely aligned with shareholders in terms of both risk and reward.

     Driven by this philosophy, the Company's executive pay program has been designed to encourage a long-term performance orientation, with performance measures strongly related to shareholder value creation. Further, the program is designed to facilitate ownership of Company stock.

Base Salary

     Pursuant to the pay philosophy, Lyondell's executive base salaries generally are positioned at the fiftieth percentile of the market for industrial and chemical companies. The market data used are reflective of the Company's size, as measured by revenues under management. The Company believes that this approach to compensation is necessary to attract and retain executive talent in today's competitive market. Generally, the Compensation Committee assesses market pay by position by relying on nationally recognized, published surveys.

     As a result of the acquisition of ARCO Chemical Company and the addition of certain assets of Occidental Chemical to the Equistar venture in 1998, the Company's revenue base nearly doubled. Accordingly, in considering base salaries for 1999 (with the exception of Mr. Allspach, whose salary is determined by the Equistar partners committee), the Committee found that most of the Company's executive officers were being compensated at a level that was significantly below the fiftieth percentile of market for industrial and chemical companies of similar size. The Committee determined to effect the adjustment in base salaries over a two-year period. In 1999, the base salaries of executive officers, including the named executive officers, increased from 10% to 20%.

Incentive Compensation

     In 1999, the shareholders approved the Lyondell Chemical Company 1999 Long
Term Incentive Plan.   The plan provides the Committee with sufficient incentive
tools to provide long-term incentive compensation that is closely tied to the creation of shareholder value. The plan allows for the Committee to make long-term incentive awards in the form of stock options, restricted stock, performance shares, phantom stock or stock appreciation rights, and to make cash bonus payments. Under this program, incentive compensation opportunities for 1999 were delivered in three forms:

 .    An executive Annual Cash Award, which rewards management for creating
     Economic Value Added ("EVA") over a five-year period. EVA measures Lyondell's cash flow performance in excess of a capital charge, which is calculated by multiplying the capital invested in Lyondell by Lyondell's weighted average cost of capital.

 .    Stock options, granted at 100 percent of fair market value, having a term of ten years and vesting at a rate of one-third per year over three years, with accelerated vesting if the stock price increases 100 percent. The stock option awards are intended to provide incentive to participants to increase the Company's share price over time.

 .    A performance share arrangement, under which executives earn a predetermined number of shares of Lyondell stock based on the Company's cumulative total shareholder return (stock price growth plus reinvested dividends) relative to an industry group comprising peer chemical companies. This plan is intended to provide incentive to participants to improve Lyondell's total shareholder return performance compared to the peer group.

     Again, based on published, nationally recognized compensation surveys for industrial and chemical companies, the Committee established a percentage of base salary that would, subject to attainment by the Company of objective financial results as established by the Committee, be payable in incentive compensation for Lyondell executive officers (excluding Mr. Allspach who is compensated under Equistar's incentive plan). The percentages for both annual cash bonus and long-term compensation were targeted at the medians for such compensation as reflected in the published surveys.

     Annual Cash Award

     The 1999 annual incentive bonus formula for executive officers and other senior managers of the Company was approved by the Committee in February 1999 and is consistent with bonus incentives used in prior years. The formula employs a rolling five-year average of economic value added. While implementation of the formula can result in bonuses being paid in years where the Company incurs losses in economic value, such as was the case in 1999, the Committee believes that it reflects Company's pay philosophy of encouraging growth in economic value over the long-term and dampening the effect of earnings cyclicality in the chemical industry

     Long-term Incentives

     For 1999, long-term incentive compensation was split equally between stock options and performance shares, both of which are linked directly to shareholder return. The exercise price for officer stock options cannot be less than the stock fair market value on the date of grant. Thus the value of the shareholders' investment in the Company must appreciate before an optionee receives any financial benefit from the option. The number of shares subject to stock options granted in 1999 was calculated using the Black- Scholes model, including the assumptions set forth under the Option Grants in 1999 table set
forth on page 13 of the proxy statement.   The number of target performance
shares for each executive officer was calculated using the average fair market value of the Common Stock during the first week of 1999. The terms of the 1999 performance shares granted to the named executive officers are shown in the Long-Term Incentive Plans--Awards in 1999 table on page 14 of the proxy statement.

Stock Ownership Guidelines

     In 1995, the Committee adopted stock ownership guidelines for executive officers. The current ownership targets are as follows:

                                                Number of Shares
          Position                           Requested to be Owned
          --------                           ---------------------

       Chief Executive Officer............           110,000
       Executive Vice President...........            50,000
       Senior Vice President..............            25,000
       Vice President.....................            15,000

     All shares which are beneficially owned, including, if applicable, shares of unvested restricted stock and shares held in the Company's 401(k) plan, but excluding unexercised stock options, count toward fulfillment of the ownership guidelines.

Chief Executive Officer's 1999 Pay

     In January 1999, Mr. Smith's base salary was raised from $811,200 to $965,300. This increase recognizes the growth in scale as measured by revenues under management and reflects the acquisition of ARCO Chemical in July 1998 and the expansion of Equistar with the addition of Occidental Chemicals in May 1998. This also reflects the Compensation Committee's objective to move Officer pay aggressively towards the targeted level at the median competitive salary for companies of similar size as determined from published compensation surveys.

     For 1999, Mr. Smith received an Annual Cash Award of $1,414,400 under the Company's Long-Term Incentive Plan. The Committee believes that this award was appropriate given the Company's achievements in creating value, as measured by Economic Value Added (EVA). The Plan recognizes the deeply cyclical nature of the commodity chemical industry, which experiences significant year-to-year swings in financial results. The Plan provides an award mechanism designed to moderate the effect of the cycle on pay over the longer term. The Committee believes that this approach to pay enables the Company to attract, retain and reward executive talent competitively.

     The formula for determining the Annual Cash Award reflects the Committee's continuing focus on encouraging growth in economic value over the long term. Targets are set at the industry median as determined financial analysis of industry results.

     Using the criteria discussed above, in February 1999, Mr. Smith received a grant of 463,400 stock options and 122,800 Performance Shares under the 1999 Long-Term Incentive Plan. Stock options were granted at $18.125. Performance Shares are based on three-year Total Shareholder Return for Lyondell as compared to a chemical industry peer group for the period 1999-2001.

Omnibus Budget Reconciliation Act of 1993

     Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") limits the deductibility of pay in excess of $1 million paid to the Company's Chief Executive Officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such pay meets certain requirements. The Committee seeks to qualify compensation for deductibility, but retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and shareholders.

Compensation Committee Members

     The Compensation Committee believes that shareholders are well served by Lyondell's executive management team and that the executive pay philosophy and programs that have been established support the long-term success of the Company. This report is submitted by the Compensation Committee of the Board of Directors of Lyondell.

Respectfully submitted,

Stephen F. Hinchliffe, Jr. (Chairman)
Dr. William T. Butler
Travis Engen

The Compensation Committee

                           COMPENSATION OF DIRECTORS

Directors' Fees

     Directors who are employees of the Company are not paid any fees or additional compensation for service as members of the Board of Directors or any committee thereof. During 1999, directors who were not employees of the Company ("Non-Employee Directors") were paid an annual retainer of $40,000 (of which $10,000 was paid in shares of restricted stock ("Restricted Shares")) and $1,250 for each Board or committee meeting attended, and were reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the Non-Employee Directors who served as Chairman of the Audit, Compensation and Corporate Governance and Responsibility Committees each received $7,500. The non-employee Chairman of the Board received an additional $40,000, of which $10,000 was in the form of Restricted Shares.

Restricted Stock Grants

     The Company believes paying a portion of the directors' compensation in stock further aligns the directors' interests with the stockholders' interests and, accordingly, has adopted stock ownership guidelines for its Non-Employee Directors of 2,000 shares each. Restricted Shares were granted as part of the annual retainer for 1999 and were valued at approximately $10,000 (and are subject to transfer restrictions and risk of forfeiture for a period (the "restricted period") of at least one year from the date of grant). During the restricted period, the director has the right to receive dividends on and the right to vote the Restricted Shares. The Restricted Shares will be forfeited if the director's service terminates (other than for retirement, death or disability) prior to the end of the restricted period. It is intended that the directors will continue to hold the Restricted Shares beyond the termination of the restricted period.

Retirement Plan for Non-Employee Directors

     The Lyondell Chemical Company Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan") is a non-qualified retirement plan for directors who are not employees of the Company. The annual retirement benefit is equal to the director's annual retainer fee immediately preceding the director's retirement from the Board of Directors. A director vests in the benefit upon serving three years as a member of the Board of Directors, or, in the case of a retired Company officer, three years following retirement as an officer of the Company. The benefit is payable for a period of time equal to a director's service on the Board of Directors, or, in the case of retired officers of the Company, to the director's service on the Board of Directors following retirement as an officer. However, if a director has served for at least 15 years as a member of the Board of Directors, excluding years of service when the director was also an officer of the Company, the benefit shall be paid for the greater of the period described in the preceding sentence or until death. Benefits commence at age 65, or, if later, at the time the director retires from the Board of Directors. A surviving spouse is entitled to receive fifty percent of the benefits otherwise payable to a director with payment up to a maximum of 15 years if the director dies prior to retirement from the Board of Directors or if he or she dies after retirement from the Board of Directors, the benefits otherwise payable to the director up to a maximum of 15 years. The benefits under the Directors' Retirement Plan are secured through a grantor trust.

     In October 1998, the Board of Directors amended and restated the Directors' Retirement Plan to close such plan to new directors and to give those directors covered under the Plan the option of: continuing to accrue benefits under the Plan; retaining their existing benefits as of December 31, 1998; or electing to receive a payment equal to the present value of their benefits under the Plan in the form of deferred compensation or Restricted Shares. Directors who elected not to continue to accrue benefits under the Directors' Retirement Plan, together with directors first elected after October 1998, receive, in lieu of such benefit, an annual award of Restricted Shares valued at $25,000.

Deferral Plan for Non-Employee Directors

     The Lyondell Chemical Company Elective Deferral Plan for Non-Employee Directors (the "Directors' Deferral Plan") provides directors who are not employees of the Company with the opportunity to defer all or a portion of their retainer and meeting fees. Under the Directors' Deferral Plan, the minimum amount that may be elected to be deferred is $8,000 and the maximum is 100 percent of the director's retainer and meeting fees per year. Amounts may be deferred until retirement from their regular employment or resignation from the Board, unless the director has suffered a financial hardship or elected an early distribution at the time the deferral commitment is made. Upon the director's death, retirement or resignation, benefits are payable, in accordance with the director's prior election, either in a lump sum or in substantially equal monthly payments over five, ten or fifteen years. The benefits under the Directors' Deferral Plan are secured through a grantor trust. A participant's account under the Deferral Plan will accrue interest at a rate established by the Company annually prior to the commencement of each year. The guaranteed minimum rate of interest is not less than the Citibank base rate. The interest rate for 1999 was 8.9 percent.

Stock Options Granted to Directors

     On February 3, 2000, the Board of Directors approved the grant to each Non-Employee Director of an option to acquire 5,000 shares of Common Stock at an exercise price of $12.921, representing the average closing sale price of the Common Stock for the first two weeks of 2000. (The closing sale price of a share of Common Stock on February 3, 2000 was $10.125.) The options vest annually in one third increments, subject to early vesting in certain situations. The shares deliverable upon the exercise of an option must be treasury shares.


                                OTHER BUSINESS

     The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy will vote the proxies in accordance with their best judgment.


                              PROXY SOLICITATION

     The expense of soliciting proxies will be paid by the Company. The Company has retained Georgeson & Company Inc. to solicit proxies at an estimated fee of $7,500 plus expenses. Some of the executive officers and other employees of the Company also may solicit proxies personally, by telephone and by mail, if deemed appropriate. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.


                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING
                           AND DIRECTOR NOMINATIONS

     Stockholder proposals intended to be presented at the 2001 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than December 12, 2000, in order to be included in the Company's proxy material and form of proxy relating to such meeting. Such proposals should be addressed to the Secretary. Stockholder proposals must otherwise be eligible for inclusion. The 2001 Annual Meeting is scheduled to take place in May 2001.

     Pursuant to the By-Laws of the Company, a stockholder wishing to nominate a candidate for election to the Board or bring a proposal before the 2001 Annual Meeting is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination or present such a proposal. The notice of intent to make a nomination or present a proposal at the 2001 Annual Meeting must be received by the Company not less than 90 days in advance of such meeting or, if the meeting was not publicly announced by a mailing to the stockholders, in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or a filing with the Securities and Exchange Commission more than 90 days prior to the meeting, must be delivered to the Board of Directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice is required to contain certain information about both the nominee or proposal, as applicable, and the stockholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company's proxy solicitation material.

                       ADDITIONAL INFORMATION AVAILABLE

     The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report (without exhibits), without charge, by writing to the Company's Investor Relations Department at 1221 McKinney Street, Suite 700, Houston, Texas 77010.

[LOGO OF LYONDELL]
                           Lyondell Chemical Company
                        1221 McKinney Street, Suite 700
                             Houston, Texas 77010
April 10, 2000

Dear Stockholder:

You are cordially invited to join us at the 2000 Annual Meeting of Stockholders on Thursday, May 4, 2000, beginning at 10:00 a.m. in the General Assembly Room of One Houston Center, 1221 McKinney, 42/nd/ Floor in Houston, Texas.

It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date and return the enclosed form of proxy promptly. If you do plan to attend, we would appreciate your checking the appropriate box on the enclosed proxy card.

This booklet includes the Notice of the Meeting and the Proxy Statement, which contains important information about the formal business to be acted upon by the stockholders.

Sincerely yours,

DAN F. SMITH
President and Chief Executive Officer

                         PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
1.  ELECTION OF DIRECTORS

    FOR all nominees    WITHHOLD AUTHORITY to
    listed below  [_]   vote for all nominees listed below [_]   *EXCEPTIONS [_]

    Nominees: Carol A. Anderson, William T. Butler, Travis Engen, Stephen F. Hinchliffe, Jr., Dudley C. Mecum II, Dan F. Smith, Paul R. Staley (INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name in the space provided below.)

    *Exceptions __________________________________________________________

2. Proposal to ratify the appointment of PricewaterhouseCoopers, LLP, independent accountants, as the Company's auditors for the fiscal year ending December 2000.
    FOR   [_]        AGAINST  [_]       ABSTAIN  [_]

3. Stockholder proposal regarding the treatment of abstentions and broker non-votes as described in the Proxy Statement.
     FOR   [_]       AGAINST  [_]       ABSTAIN  [_]

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

I/we will attend the meeting.  [_]      Address Change Mark Here [_]

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please sign as such.

Dated: ____________________________, 2000

________________________________________
              Signature

________________________________________
       Signature if held jointly

PLEASE SIGN, DATE AND RETURN THE PROXY       Votes MUST be indicated (x)
PROMPTLY USING THE ENCLOSED ENVELOPE.        in Black or Blue Ink.

                              [LOGO OF LYONDELL]

                               One Houston Center
                            1221 McKinney, Suite 700
                              Houston, Texas 77010

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned stockholder of Lyondell Chemical Company (herein the "Company") hereby makes, constitutes and appoints Robert T. Blakely, Gerald A. O'Brien and Jeffrey R. Pendergraft, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company Common Stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held in the General Assembly Room of One Houston Center, 1221 McKinney, 42/nd/ Floor, in Houston, Texas on Thursday, May 4, 2000 at 10:00 a.m., local time, and at any adjournment(s) thereof, on the matters set forth on the reverse side.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2 and AGAINST item 3.

     This card also constitutes my voting instructions with respect to shares held in the Lyondell Chemical Company 401(k) and Savings Plan, the Equistar Chemicals, LP Savings and Investment Plan, the LYONDELL-CITGO Refining Company Ltd. 401(k) and Savings Plan for Non-Represented Employees, the LYONDELL-CITGO Refining Company Ltd. 401(k) and Savings Plan for Represented Employees, the ARCO Capital Accumulation Plan, the Vastar Capital Accumulation Plan and the undersigned hereby authorizes Fidelity Management Trust Company, as Trustee of such plans, to vote the shares held in the undersigned's accounts.

LYONDELL CHEMICAL COMPANY
P.O. BOX 11244
NEW YORK, NY 10203-0244
                       (Continued, and to be signed and dated, on reverse side.)